FORM 3                U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1990

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1.  Name and Address of Reporting Person

  ICAHN        CARL                 C.

  (Last)      (First)           (Middle)


114 West 47th Street

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               (Street)


New York, NY 10036
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(City)        (State)          (Zip)


2.  Date of Event Requiring
    Statement
    (Month/Day/Year)
    12/27/96
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3.  IRS or Social Security Number
    of Reporting Person (Voluntary)


4.  Issuer Name and Ticker of Trading Symbol

McNEIL PACIFIC INVESTORS FUND IX, LTD.
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5.  Relationship of Reporting Person to Issuer
        (Check all applicable)
____ Director                _X__ 10% Owner
____ Officer (give           ____ Other (specify
              title below)               below)

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6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing
    (Check Applicable Line)

    X Form filed by One Reporting Person
   --
   -- Form filed by more than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1.  Title of Security    2.  Amount of Securities    3.  Ownership Form: Direct         4.  Nature of Indirect Beneficial Ownership
    (Instr. 3)               Beneficially Owned          (D) or Indirect (I)(Instr. 5)      (Instr. 5)
                             (Instr. 4)
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Units representing             13,104                             I                                          *
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Limited Partnership
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Interests ("Units")
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
                                                                          (Over)

               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative Security
   (Instr. 4)

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2. Date Exercisable
   and Expiration Date
   (Month/Day/Year)

Date      Expira-
Exer-     tion
cisable   Date


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3. Title and Amount of Securities
   Underlying Derivative Security
   (Instr. 4)

       Title        Amount
                    or
                    Number
                    of
                    Shares
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 4. Conversion
    of Exercise
    Price of
    Derivative
    Security

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5. Ownership Form of
   Derivative
   Security:
   Direct (D) or
   Indirect (I)
   (Instr. 5)

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6. Nature of Indirect
   Beneficial
   Ownership
   (Instr. 5)

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Explanation of Responses:

* Consists of 11,320 Units directly beneficially owned by High River Limited Partnership ("High River") and 1,784 Units directly beneficially owned by Unicorn Associates Corporation ("Unicorn"). The Reporting Person is the controlling member of Riverdale LLC, the general partner of High River and indirectly owns all of the issued and outstanding shares of capital stock of Unicorn. The Units directly beneficially owned by High River include (1) 4,837 Units tendered to High River pursuant to a tender offer commenced on September 20, 1996 (the "Tender Offer") and transferred to High River effective as of January 1, 1997, (2) 8,132 Units acquired by High River prior to the commencement of the Tender Offer, and (3) 135 Units tendered to High River pursuant to the Tender Offer and accepted for payment, but not yet submitted for transfer because of defective paperwork.


++Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ THEODORE ALTMAN, ATTORNEY-IN-FACT                 1/6/97
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++Signature of Reporting Person                       Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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